EXHIBIT 5.1

The Kroger Co.

1014 Vine Street

Cincinnati, OH  45202

June 28, 2019

Board of Directors

The Kroger Co.

1014 Vine Street

Cincinnati, OH  45202

Ladies and Gentlemen:

I am familiar with the proceedings taken and proposed to be taken by The Kroger Co., an Ohio corporation (the “Company”), in connection with the issuance of up to 38,000,000 shares of The Kroger Co. common shares (the “Securities”) pursuant to The Kroger Co. 2019 Long-Term Incentive Plan (the “Plan”). I have acted as counsel to the Company in connection with its preparation of a registration statement relating to that issuance on Form S-8 to be filed by the Company with the Securities and Exchange Commission for the registration of the Securities under the Securities Act of 1933, as amended. I have examined the above-mentioned documents, the Amended Articles of Incorporation and Regulations of the Company, the corporate minutes of the proceedings of the directors and shareholders of the Company, and all other records and documents of the Company as I have deemed necessary in order to express the opinions hereinafter set forth.

Based upon the foregoing, and assuming compliance with applicable federal and state securities laws, I am of the opinion that when the Securities are issued pursuant to the Plan, they will be duly authorized, validly issued and outstanding, fully paid and non-assessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me in the Registration Statement as having passed upon the legality of the Securities offered thereby on behalf of the Company.

Very truly yours,

The Kroger Co.

/s/ Christine S. Wheatley
Christine S. Wheatley, Group Vice President,
Secretary and General Counsel